Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Registration Statement on Form S-1, of Iron Dome Acquisition I Corp, of our report dated October 22, 2025, except Note 10, dated January 30, 2026, which includes an explanatory paragraph as to Iron Dome Acquisition I Corp’s ability to continue as a going concern, on our audit of the balance sheet of Iron Dome Acquisition I Corp as of September 26, 2025, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from September 5, 2025 (inception) through September 26, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Adeptus Partners, LLC

Ocean, New Jersey

January 30, 2026